Exhibit 99.2

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

     LIGAND REPORTS FINANCIAL RESULTS FOR FULL YEAR AND FOURTH QUARTER 2002

     TOTAL REVENUES FOR THE YEAR INCREASE 27%, PER SHARE LOSS DECREASES 35%

    END-USER DEMAND FOR IN-LINE ONCOLOGY PRODUCTS REBOUNDS IN SECOND HALF AND
                      HITS RECORD LEVELS IN FOURTH QUARTER

  Co-Promotion Agreement Initiated with Organon to Accelerate AVINZA(R) Growth

     SAN DIEGO, CA - FEBRUARY 25, 2003 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported total revenues for the year ended December 31, 2002, of $96.6 million, compared to $76.3 million in 2001, an increase of 27%. Net loss for the year was $32.6 million ($0.47 per share), compared to $43.0 million ($0.72 per share) in 2001, representing an improvement of 24% (35% per share).

     For the fourth quarter ended December 31, 2002, total revenues were $27.3 million, compared to $22.6 million for the same period in 2001, an increase of 21%. Net loss for the fourth quarter of 2002 was $6.7 million ($0.09 per share), compared to a net loss of $13.1 million ($0.22 per share) for the same period in 2001, representing an improvement of 49% (59% per share).

     "Ligand's financial results for 2002 reflect a challenging year for the company," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "The commercial organization's overall slower product sales growth in 2002 reflects challenges of launching AVINZA(R) (morphine sulfate extended-release capsules) during the second quarter without a co-promotion partner, impacting the historically strong growth momentum of in-line oncology products during the first half. This momentum was clearly regained in the second half through corrective strategies, with record high end-user demand in the fourth quarter increasingly reflected in wholesaler purchases. The launch of AVINZA, while below net sales expectations, has been one of increasing prescription growth, progress in retail distribution and managed care acceptance, and positive physician acceptance. All these factors have laid a firm foundation for successful co-promotion with Organon, which we believe will unlock the revenue potential of AVINZA this year and next. In addition, we are pleased with the strong, nearly 40% growth in other revenues, which underscores the strength of Ligand's corporate partners' portfolio of product assets."

     Ligand's co-promotion agreement with Organon is described in a separate news release.

     Ligand's total net product sales for the year were $54.5 million, compared to $45.6 million in 2001, an increase of 20%. For the fourth quarter of 2002, total net product sales were $13.9 million, compared to $15.6 million for the same period of 2001, a decrease of 11% not reflective of underlying demand in fourth quarter 2002, but rather, as noted in previous press releases, significant wholesaler purchasing at year-end 2001 prior to price increases and initiation of wholesaler distribution of ONTAK(R). Sales of individual products were:

---------------------------------- ---------------- ---------------- ---------------- -----------------
                                    2002 Net Sales   2001 Net Sales     4Q 2002 Net      4Q 2001 Net
                                       (million)       (million)      Sales (million)  Sales (million)
---------------------------------- ---------------- ---------------- ---------------- -----------------
ONTAK (denileukin diftitox)              $26.6           $24.3              $7.4             $8.0
---------------------------------- ---------------- ---------------- ---------------- -----------------
Targretin(R)(bexarotene) capsules        $12.2           $14.6              $3.6             $5.7
---------------------------------- ---------------- ---------------- ---------------- -----------------
Targretin gel and Panretin(R)            $3.4             $6.6              $0.8             $1.9
(alitretinoin) gel
---------------------------------- ---------------- ---------------- ---------------- -----------------
AVINZA(R)                                $12.2            N/A               $2.0             N/A
---------------------------------- ---------------- ---------------- ---------------- -----------------
TOTAL NET PRODUCT SALES                  $54.5           $45.6             $13.9            $15.6
---------------------------------- ---------------- ---------------- ---------------- -----------------

     Research and development expenses were $58.8 million for 2002, compared to $51.1 million in 2001, an increase of 15% that resulted primarily from clinical expenses associated with the acceleration of the pivotal Phase III studies of Targretin capsules in non-small cell lung cancer. To date, Ligand has enrolled nearly half of the 1200 patients required for the two studies, and enrollment is on track to conclude this year. In the fourth quarter, R&D expenses were $16.4 million, compared to $12.6 million in the same period of 2001, an increase of 30%.

     Selling, general and administrative expenses were $41.7 million for 2002, compared to $34.4 million in 2001, an increase of 21% due primarily to AVINZA launch expenses. In the fourth quarter, SG&A expenses were $11.0 million, compared to $8.2 million in the same period of 2001, an increase of 34%.

     Loss from operations was $24.2 million for 2002, compared to $23.1 million in 2001, an increase of 5%. In the fourth quarter, loss from operations was $5.5 million, compared to $2.5 million in the same period of 2001, primarily due to AVINZA launch expenses and Targretin capsules Phase III trial expenses.

     As of December 31, 2002, Ligand had cash, cash equivalents, short-term investments and restricted cash of $74.9 million, compared to $40.1 million at the end of 2001, an increase of 87% (favorably impacted by the fourth quarter convertible debt financing). In February 2003, Ligand completed its previously announced $20 million repurchase of approximately 2.2 million Ligand shares owned by Elan (balance of Elan's share ownership approximately 12.2 million Ligand shares).

AVINZA UPDATE

     "Although AVINZA sales and prescription volume from Ligand's own efforts were below our expectations in the fourth quarter, we continued to make important progress with the product," said Thomas H. Silberg, Ligand's executive vice president and chief operating officer. "We increased the size of our sales force to drive greater prescription volume, and expanded AVINZA's distribution in retail pharmacies. And we continue to receive positive feedback from doctors and patients that AVINZA's true once-daily product profile makes it a best-in-class product. We look forward to maximizing this considerable potential through our co-promotion agreement with Organon."

     In the fourth quarter, Ligand doubled the size of its specialty pain sales force to 50 sales representatives fully dedicated to promoting AVINZA to high-prescribing pain specialists. In addition, the company has begun to increase this specialty pain force further, and is currently expanding to approximately 70 representatives over the next several months.

     Monthly prescriptions for AVINZA continued to grow steadily from launch through year end, as shown below.

 ------------------------------------- ---------------------------------------
                  Month                           Total Prescriptions
                                         (IMS Health Xponent retail/mail order
                                                   and DDD hospital)
 ------------------------------------- ---------------------------------------
                  July                                    536
 ------------------------------------- ---------------------------------------
                 August                                   988
 ------------------------------------- ---------------------------------------
                September                                1632
 ------------------------------------- ---------------------------------------
                 October                                 2428
 ------------------------------------- ---------------------------------------
                November                                 2949
 ------------------------------------- ---------------------------------------
                December                                 3683
 ------------------------------------- ---------------------------------------

         Weekly prescriptions, with some volatility around the December and January holidays, reached new highs during February, providing a solid launch platform for co-promotion efforts expected to roll out in March and April 2003.

     In the fourth quarter, Ligand also made significant progress in expanding AVINZA's availability in retail pharmacies. "We estimate that AVINZA is now stocked in 4,000 to 5,000 pharmacies nationwide, as well as in several central warehousing retail pharmacy chains," Silberg said. "Retail distribution will be a renewed major focus for Ligand and Organon from the start. Since increased prescriptions lead to retail pull-through, and retail pull-through leads to wholesaler buying, we expect the added muscle of our co-promotion partner to have a multifaceted benefit on product performance."

     AVINZA's fourth quarter net sales of $2.0 million, including $1.0 million of net sales deferred from the product's launch, reflected the slower progress of retail distribution pull-through from wholesalers, which left inventories at year-end adequate for current market demand. As of December 31, 2002, $0.8 million of AVINZA net sales continues to be deferred. UPDATE ON IN-LINE PRODUCTS

     "We are pleased that fourth quarter sales of our in-line products continued to rebound compared to the second and third quarters, based on record end-user demand," Silberg said. "Specifically, in the fourth quarter we achieved record prescription levels for Targretin capsules and Targretin gel, and record levels of ONTAK unit shipments from wholesalers to end users. These positive trends reflect the steps we have taken to revitalize physician interest and expand use of ONTAK and Targretin, and are expected to be increasingly reflected in wholesaler purchases."

     Unit shipments of ONTAK to end users in 2002 increased 4% compared to 2001. In the fourth quarter, unit shipments were up 20% compared to the same period of 2001. Importantly, demand for ONTAK re-accelerated in the second half of 2002. This strong demand reflects Ligand's improved execution of consultant advisory meetings and physician-initiated clinical studies, as well as expanding clinical data.

     Prescriptions for Targretin capsules in 2002 increased 10% compared to 2001, and the corresponding number of 75 mg. capsules prescribed increased 16%. In the fourth quarter of 2002, Targretin capsules prescriptions were up 13% over the prior year period, and the corresponding number of capsules increased 20%. "We believe the increase in Targretin capsules prescriptions, and especially the increase in the average dose used and the average prescription size, reflect growing use in CTCL and growing interest in other applications," Silberg said.

     Prescriptions for Targretin gel continued to show solid growth in 2002, increasing 24% compared to 2001. In the fourth quarter of 2002, Targretin gel prescriptions were up 22% compared to the prior year period.

     Underlying demand continued to accelerate in the second half of 2002 and hit record levels in the fourth quarter, which is increasingly reflected in wholesaler purchase patterns. Fourth quarter 2002 demand compared to earlier quarters is described in the following table:

--------------------------------- ----------------- ----------------- ------------------
                                    Versus 3Q 2002    Versus 2Q 2002    Versus 1Q 2002
--------------------------------- ----------------- ----------------- ------------------
ONTAK (unit shipments to end             +12%              +29%              +27%
users)
--------------------------------- ----------------- ----------------- ------------------
Targretin capsules (prescriptions)       +15%              +14%              +23%
--------------------------------- ----------------- ----------------- ------------------
Targretin capsules (number of            +10%              +18%              +27%
capsules)
--------------------------------- ----------------- ----------------- ------------------
Targretin gel (prescriptions)            +12%              +12%              +27%
--------------------------------- ----------------- ----------------- ------------------

FINANCIAL OUTLOOK FOR 2003

     "We believe Ligand's net product sales will continue to accelerate in 2003, based on strong end-user demand for our in-line oncology products and greatly increased sales and marketing capabilities behind AVINZA," Maier said. For the year, Ligand expects:

o    Total revenues between $160 and $175 million.

o Net product sales between $125 and $135 million, with in-line oncology product sales being more than half.

o Total operating expenses between $125 and $135 million (excluding cost of products sold but including co-promotion expenses).

o    Full-year operating income between $2 and $8 million.

     It is important to note that Ligand has not yet transitioned to a quarterly earnings-based company and remains subject to considerable quarter-to-quarter variability in revenues and earnings. Since the impact of AVINZA co-promotion and wholesaler purchases of in-line oncology products are highly variable in the near term, the company will not be giving detailed quarterly guidance.

HIGHLIGHTS OF FOURTH QUARTER 2002 AND EARLY 2003

o LIGAND RESTRUCTURES AVINZA LICENSE AND SUPPLY AGREEMENT WITH ELAN. Through the restructuring, Ligand improved its gross margin on AVINZA and paved the way for the co-promotion agreement with Organon. Ligand paid Elan $100 million in return for a reduction in Elan's royalty rate on sales of AVINZA by Ligand, rights to sublicense and obtain a co-promotion partner in its territories, and rights to qualify and purchase AVINZA from a second manufacturing source. Elan's new royalty and supply price of AVINZA is approximately 10% of the product's net sales, compared to approximately 30-35% in the prior agreement.

o LIGAND RAISES $150 MILLION NET IN CONVERTIBLE DEBT OFFERING. Ligand financed the restructuring by offering $135 million of five-year, 6%, convertible subordinated notes to qualified institutional buyers pursuant to the exemption from registration provided under Rule 144A of the Securities Act of 1933. The initial purchaser of the notes exercised its overallotment option to acquire an additional $20 million of notes.

o LIGAND, ELAN AGREE TO SHARE RE-PURCHASE, LOCK-UP PERIOD. Ligand has retired the approximately 2.2 million Ligand shares it purchased from an affiliate of Elan for $20 million. Elan also agreed to a six-month lock-up period on
     11.8 million of its remaining 12.2 million Ligand shares, and to changes in its registration rights to facilitate an orderly distribution of its shares after the lock-up period.

o LIGAND EXPANDS SERM ROYALTY AGREEMENT WITH ROYALTY PHARMA, FORMS NEW PARTNERSHIP FOR TARGRETIN CAPSULES. Royalty Pharma exercised an expanded option in December and agreed to pay Ligand $6.775 million for 0.1875% of potential future sales of three selective estrogen receptor modulator
     (SERM) products now in Phase III development and for 1% of worldwide sales of Targretin capsules from January 2003 through 2016. To date, Royalty Pharma has paid $19.3 million for the right to receive 0.6875% of net sales of the three SERM products and 1% of Targretin sales. Royalty Pharma has remaining options to purchase at escalating prices rights to receive up to another 0.875% of the SERMs' net sales for up to $25 million in two installments in 2003, and up to $26.5 million in two installments in 2004.

o LIGAND'S TARGRETIN(R) GEL SHOWS PROMISE FOR CHRONIC SEVERE HAND DERMATITIS PATIENTS. Nearly 40% of patients with chronic severe hand dermatitis who were treated with Targretin gel experienced clinical improvement of 90% or more, and almost 80% of patients improved by at least 50%, according to final results of a Phase I/II dose escalation study presented at the 27th Hawaii dermatology seminar conducted by the Skin Disease Education Foundation.

o LIGAND EARNS $2.1 MILLION MILESTONE AS LILLY IND FOR LY674 CLEARS FDA, PAVING WAY FOR INITIATION OF PHASE I STUDIES. LY674 is a novel peroxisome proliferation activated receptor (PPAR) modulator for the treatment of dyslipidemias. The Lilly-Ligand collaboration, which began in 1997, has selected multiple clinical candidates and advanced three PPAR modulators into early clinical studies.

o LIGAND EARNS $2 MILLION MILESTONE AS GLAXOSMITHKLINE BEGINS CLINICAL STUDIES OF ORAL THROMBOCYTOPENIA DRUG. SB-497115 is an oral, small molecule drug that mimics the activity of thrombopoietin (TPO), a protein factor that promotes growth and production of blood platelets. SB-497115 is the first product to move into clinical studies from Ligand's core technology platform around Signal Transducers and Activators of Transcription.

o ONTAK SHOWS POTENTIAL TO TREAT CLL, NHL AND GVHD. ONTAK may benefit patients with chronic lymphocytic leukemia (CLL), B- and T-cell non-Hodgkin's lymphoma (NHL) and graft-versus-host disease (GVHD) after allogeneic hematopoietic stem cell transplantation, according to five abstracts from the annual meeting of the American Society of Hematology. Ligand intends to begin a company-sponsored, large-scale Phase II study of ONTAK in refractory CLL this year. In a separate study presented at a major meeting of transplant specialists, treatment with ONTAK generated complete remission of acute graft-versus-host disease (GVHD) in five of 11 steroid-resistant patients after allogeneic stem cell transplants, and partial remission in two more patients.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss financial results for the fourth quarter and full year 2002. The web cast will be available at HTTP://WWW.STREETEVENTS.COM and at HTTP://WWW.LIGAND.COM (investor relations page) on Tuesday, February 25 at approximately 9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time.

LIGAND PHARMACEUTICALS INCORPORATED

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

     Ligand(R), Targretin(R), Panretin(R), AVINZA(R) and ONTAK(R) are trademarks of Ligand Pharmaceuticals Incorporated. Other trademarks are the property of their owners. Full prescribing information for Ligand's products may be obtained in the U.S. from Ligand Professional Services by calling toll free 800-964-5836 or on Ligand's web site at HTTP://WWW.LIGAND.COM..

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the outlook for 2003 financial performance, revenue, growth, momentum, demand, product sales, operating expenses, the launch, co-promotion and commercialization of AVINZA, clinical studies of ONTAK, and the exercise of options by Royalty Pharma. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will achieve its outlook for 2003, increase revenues or margins from currently marketed products or reduce operating losses; that Ligand will be able to achieve its goal of operating profitability; that the results from the periods discussed in this release will be indicative of results for future periods; that results of any clinical study will be confirmed by later studies; that products under development by Ligand or any of its collaborative partners will receive marketing approval; that there will be a market for the drugs if successfully developed and thereafter approved; that collaborative or co-promotion arrangements will be successful or continued; that Royalty Pharma will exercise any options; or that Ligand will receive any milestone payments for the discovery and/or development of any compounds. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (in thousands, except per share data)

                                                  THREE MONTHS ENDED                     YEAR ENDED
                                                     DECEMBER 31,                       DECEMBER 31,
                                           -------------------------------  ------------------------------
                                                2002              2001            2002            2001
                                           ---------------   -------------  ---------------  -------------
REVENUES:

   Product sales                           $      13,875     $     15,608   $       54,522    $    45,623
   Collaborative research and development
      and other revenues                          13,447            7,035           42,118         30,718
                                           ---------------   -------------  ---------------  -------------
      Total revenues                              27,322           22,643           96,640         76,341
                                           ---------------   -------------  ---------------  -------------

OPERATING COSTS AND EXPENSES:

   Cost of products sold                           5,519            4,386           20,306         13,947
   Research and development                       16,370           12,626           58,807         51,104
   Selling, general and administrative            10,975            8,178           41,678         34,427
                                           ---------------   -------------  ---------------  -------------
      Total operating costs and expenses          32,864           25,190          120,791         99,478
                                           ---------------   -------------  ---------------  -------------

Loss from operations                               (5,542)         (2,547)         (24,151)       (23,137)
                                           ---------------   -------------  ---------------  -------------

Other expense, net                                 (1,186)        (10,508)          (8,445)       (19,858)
                                           ---------------   -------------  ---------------  -------------
Net loss                                    $      (6,728)    $   (13,055)   $     (32,596)   $   (42,995)
                                           ===============   =============  ===============  =============

BASIC AND DILUTED PER SHARE AMOUNTS:

Net loss                                    $       (0.09)     $    (0.22)   $       (0.47)    $    (0.72)
                                           ===============   =============  ===============  =============
Weighted average number of common
   shares outstanding                               71,410          59,747           69,119         59,413
                                           ===============   =============  ===============  =============

                       LIGAND PHARMACEUTICALS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                                 (in thousands)

                                                      DECEMBER 31, 2002    DECEMBER 31, 2001 (1)
                                                    -------------------  -----------------------
ASSETS

Current assets:

   Cash, cash equivalents and short-term investments
       ($8,998 restricted at December 31, 2002)         $       64,248       $       37,688
   Other current assets                                         19,505               15,886
                                                    -------------------  -----------------------
     Total current assets                                       83,753               53,574
Restricted investments                                          10,646                2,370
Property and equipment, net                                      9,672                9,690
Acquired technology and product rights, net                    148,546               41,879
Other assets                                                    17,992                9,960
                                                    -------------------  -----------------------
                                                        $      270,609       $      117,473
                                                    ===================  =======================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities                                     $       30,535       $       31,726
Long-term debt                                                 155,250              133,404
Other long-term liabilities                                     10,809               10,218
Stockholders' equity (deficit)                                  74,015              (57,875)
                                                    -------------------  -----------------------
                                                        $      270,609       $      117,473
                                                    ===================  =======================


(1) Certain prior year amounts have been reclassified to conform to the current year presentation.




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